Exhibit 10.2

TRAVIS STICE EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (this “Agreement”) is entered into as of April 18, 2014 by and between Diamondback E&P LLC, a Delaware limited liability company (the “Company”), and Travis Stice (“you” or “Employee”).
1. Term of Employment. Subject to the provisions for termination provided in Section 9, the term of Employee’s employment under this Agreement will continue as of April 18, 2014 (the “Effective Date”) and will terminate on the third anniversary of the Effective Date (the “Initial Period”); provided, however, that unless either party gives written notice to the other party of an election not to extend or renew Employee’s employment hereunder at least sixty (60) days prior to the end of the Initial Period, or any anniversary thereof, the term of this Agreement automatically will be extended by successive one-year periods (each an “Extension”). The term of this Agreement, including the Initial Period and any Extension, is hereinafter referred to as the “Term.”
2.    Compensation.
(a)    Base Salary. During the Term, you will be compensated for all services rendered by you under this Agreement at the rate of $725,000 per annum (the “Base Salary”). The Base Salary will be payable in such manner as is consistent with the Company’s payroll practices for executive employees and subject to the usual, required withholding. From time to time at the sole discretion of the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Diamondback Energy, Inc. (“Diamondback Energy”), Employee’s Base Salary may be reviewed by the Compensation Committee and/or the Board and may be increased, but not decreased, by the Compensation Committee or the Board in their sole discretion. The term “Base Salary” as used herein means and refers to the then current base salary, as adjusted from time to time in accordance with this Section 2(a). The Company may deduct from the Base Salary amounts sufficient to cover applicable federal, state and/or local income tax withholdings and any other amounts which the Company is required to withhold by applicable law.
(b)    Annual Bonus. During the Term, you will be eligible to receive an annual bonus in accordance with the Company’s bonus policy as established by the Compensation Committee or the Board from time to time (the “Annual Bonus”). The Annual Bonus will be determined by the Compensation Committee or the Board based upon your achievement of performance goals as determined by the Compensation Committee or the Board for each fiscal year of the Company. You will be eligible to receive a target Annual Bonus of 100% of your Base Salary subject to your achievement of such performance goals up to a maximum of 200% of your Base Salary. The Compensation Committee or the Board may establish threshold performance goals and Annual Bonus amounts that are less than the target Annual Bonus amount, but no amount of Annual Bonus will be paid for performance results below the threshold performance goals. Performance goals may include a level of performance below which no payment will be made and levels of performance at which specified percentages of the target Annual Bonus award will be paid as well as a maximum level of performance above which no additional Annual Bonus will be paid. The Annual Bonus will be paid within fifteen (15) business days after the later of: (i) the written certification by the Compensation Committee of the achievement of the performance goals; and

(ii) completion and release of the audited financial statements for the applicable fiscal year; provided, however, subject to, and except as provided in Section 9 of this Agreement, you must still be employed by the Company on the payment date to receive the Annual Bonus. The Company may satisfy the Annual Bonus under this Agreement, by means of an award under any annual bonus or cash incentive compensation plan it maintains or may in the future adopt for its executives and any such award may be subject to additional terms and conditions under the terms of such plan. The Company will have the right to condition the payment of any Annual Bonus amounts on your execution of a document reasonably acceptable to the Company pursuant to which you confirm, ratify and agree that this Agreement and all of its provisions are valid and binding and are enforceable against you in accordance with their terms.
(c)    Equity Awards. In addition to the Base Salary and Annual Bonus, you will be eligible, for each fiscal year of the Company ending during the Term, to participate in the Company’s 2012 Stock Incentive Plan or such other equity incentive plan or plans then in existence for the benefit of employees, and may in the discretion of the Compensation Committee receive an equity award (an “Equity Award”), in accordance with the terms of such plan or plans. The timing and amount of such Equity Awards, any target performance goals and the vesting terms of such awards will be determined by the Compensation Committee in its sole discretion. Any Equity Awards will be pursuant to and will incorporate all terms and conditions of the Company’s 2012 Stock Incentive Plan or such other equity incentive plan or plans then in existence for the benefit of employees, as applicable, and the Company’s then standard form of award agreement. The terms of each Equity Award granted to Executive will provide that such Equity Award will become 100% vested upon the occurrence of a (i) No Cause Termination, (ii) Good Reason Resignation, (iii) death or Disability or (iv) Change in Control (as defined in the Diamondback Energy, Inc. 2012 Equity Incentive Plan or any successor plan). Without creating any legally enforceable obligation, it is the intention of the parties that Executive may be eligible for annual equity awards that provide a target award of approximately $1,500,000 per year, subject to the discretion of the Compensation Committee to determine whether or not to make any such awards, whether any awards should be a greater or lesser amount and to determine the terms and conditions of any such awards, including performance based or time based vesting provisions.
3.    Duties.
(a)    You will serve as Chief Executive Officer of Diamondback Energy and will be subject to the general supervision and control of the Board and/or such other member or members of the Board as the Board may designate with notice thereof to you, and will provide such services customarily expected of such office and as may be reasonably requested by the Board (or its designee) from time to time. Your principal office will be located in Midland, Texas.
(b)    During the Term, you will devote your full business time, energies and attention to the business and affairs of Diamondback Energy and its subsidiaries (collectively, the “Diamondback Group” or the “Diamondback Companies” and each of them, individually, a “Diamondback Company”), and you may not engage in any other business activities; provided, however, that you may be permitted to engage in such charitable and other activities as do not interfere with the performance of your duties under this Agreement and are approved in writing by the Board.
(c)    You will: (i) provide services hereunder to the best of your skills and ability and in an efficient manner and devote such time and effort to the business and affairs of the Company as necessary or advisable to perform your duties hereunder; (ii) act in a manner which you in good faith believe is in the best interests of the Company; (iii) implement any business plan adopted by the Company and then in effect; (iv) perform your duties hereunder, including without limitation any duties reasonably assigned to you by the Company, in good faith; (v) keep the Company reasonably informed on all matters that are material to the Company; (vi) be subject to, and comply with, the Company’s and the Diamondback Group’s rules, practices and policies applicable to executive employees as reflected in the employee handbook, codes of conduct, compliance policies or otherwise, as may be amended from time to time; and (vii) cause the Company to comply with all applicable laws and regulations and monitor the development, maintenance, operation and management of the business of the Company to ensure such development, maintenance, operation and management complies with all applicable laws.
4.    Benefits. You will be entitled to thirty (30) days of paid time off per calendar year. You also will have the benefit of such life and medical insurance plans and other similar plans as the Diamondback Group may have or may establish from time to time for its executive employees generally, subject to satisfaction of applicable eligibility requirements. The foregoing, however, will not be construed to require any Diamondback Company to establish any such plans or to prevent any Diamondback Company from modifying or terminating any such plans, and no such action or failure thereof will affect this Agreement.
5.    Expenses. The Company will reimburse you, in accordance with the Company’s policies, for reasonable expenses incurred by you in the ordinary course in connection with the business of the Diamondback Group upon the presentation by you of appropriate substantiation for such expenses.
6.    Restrictive Covenants.
(a)    Subject to Section 6. (b) below, from the Effective Date until the later of the termination of your employment with, engagement as a consultant of, or other affiliation with, any Diamondback Company, and for a period ending on the date that is six (6) months thereafter (such period, the “Restricted Period”), neither you nor any of your affiliates may, without the written consent of the Board, at any time or in any manner, either directly or indirectly, become associated with, render services to, invest in, represent, advise or otherwise participate as an officer, employee, director, stockholder, partner, member, agent of or consultant for any company, business, organization or other legal or natural person that engages or participates in the Restricted Business; provided, however, that nothing herein will prevent you from acquiring up to two percent (2%) of the securities of any company listed on a national securities exchange or quoted on the NASDAQ quotation system, provided your involvement with any such company is solely that of a passive stockholder. For purposes of this Agreement, “Restricted Business” means (i) the oil and gas exploration and production business in Texas, Oklahoma and New Mexico and each other area, location or field in which the Diamondback Group conducts or is preparing to conduct business during the Term or (ii) any other business or operation that is in competition with any business or operations managed or operated by or under consideration or in development by any Diamondback Company during the Term. The foregoing covenants in this Section 6(a) will not apply in connection with a Good Reason Termination (as defined below) that occurs within 12 months after the occurrence of a “change in control event” (as such term is defined in Treas. Regs. §1.409A-3(i)(5)).
(b)    The parties hereto intend that the covenant contained in this Section 6 will be deemed a series of separate covenants for each state, county and city in which the Diamondback Group’s business is conducted or is preparing to be conducted. If, in any judicial proceeding, a court refuses to enforce all of the separate covenants deemed included in this Section 6 because, taken together, they cover too extensive a geographic area, the parties intend that those covenants (taken in order of the states, counties and cities therein which are least populous), which if eliminated would permit the remaining separate covenants to be enforced in such proceeding, for the purpose of such proceeding, will be deemed eliminated from the provisions of this Section 6.
7.    Confidentiality, Non-Interference, Proprietary Information and Non-Solicitation.
(a)    Confidentiality. In the course of your employment by the Diamondback Companies, you have had, and/or will have, access to confidential or proprietary data or information of the Diamondback Group, any affiliates of the foregoing and their respective businesses (collectively the “Diamondback Parties” and each of them individually, a “Diamondback Party,” which for the avoidance of doubt will include the Diamondback Group). You will not at any time during or after your employment divulge or communicate to any person (which term, for purposes of this Agreement, includes both persons or entities) nor will you direct any Diamondback Group employee to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing your duties hereunder), or use to the detriment of the Diamondback Parties or for the benefit of any other person, any of such data or information. No business conducted by you or any organization of which you, directly or indirectly, are an owner, partner, manager, joint venturer, director, officer, manager or otherwise a participant in or connected with in any locality, state or country in which the Diamondback Parties conduct business may use any name, designation or logo which is substantially similar to that presently used by any Diamondback Party. The term “confidential or proprietary data or information” as used in this Agreement means any information not generally available to the public or generally known within the applicable Diamondback Party’s industry, including, without limitation, personnel information, financial information, customer lists or contacts, supplier lists, strategy and plans, information regarding operations, systems, services, know-how, computer and any other processed or collated data, trade secrets (including, without limitation, software), computer programs, pricing, marketing and advertising data.
(b)    Non-Interference. You agree that, during the Restricted Period, you will not, at any time or in any manner, either directly or indirectly, for your own account or for the account of any other person, interfere with any Diamondback Party’s relationship with any of its employees, suppliers or regulators.

(c)    Proprietary Information and Disclosure. You agree that you will at all times promptly disclose to the Company, in such form and manner as the Company may require, any inventions, improvements or procedural or methodological innovations, program methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trademarked, copyrighted or patented) conceived or developed or created by you during or in connection with your employment hereunder and which relate to the business of any Diamondback Party (“Intellectual Property”). You agree that all such Intellectual Property constitutes a work-for-hire and will be the sole property of the applicable Diamondback Party. You further agree that you will execute such instruments and perform such acts as may be requested by the Company to transfer to and perfect in the entity designated by the Company all legally protectable rights in such Intellectual Property.
(d)    Return of Property. All materials, records and documents in any medium made by you or coming into your possession during your employment concerning any products, processes or services, manufactured, used, developed, investigated, provided or considered by any Diamondback Party or otherwise concerning the business or affairs of the Diamondback Parties, will be the sole property of the applicable Diamondback Party, and upon termination of your employment, or upon request of the Company during your employment, you will promptly deliver the same to the Diamondback Party designated by the Company. In addition, upon termination of your employment, or upon request of the Company during your employment, you will deliver to the Diamondback Party designated by the Company all other property of the Diamondback Parties in your possession or under your control, including, but not limited to, financial statements, marketing and sales data, drawings, documents and electronic records.
(e)    Non Solicitation of Customers. Notwithstanding any other provision of this Agreement, you agree that, during the Restricted Period, you will not at any time or in any manner, on your own behalf, or on behalf of any other individual, sole proprietorship, business, firm, partnership, company, corporation or other entity other than the Company, directly solicit, or ask anyone else to solicit, the sale of goods, services or a combination of goods and services, which are the same or similar to those provided by the Diamondback Group, from Established Customers. You further agree that for the same period, you will not in any way interfere or attempt to interfere with the Diamondback Group’s relationships with any of their Established Customers. “Established Customers” means any customer that the Diamondback Group has actually done business with during the twelve (12) months preceding the date of termination of your employment.
(f)    Non Solicitation, Non Hire of Employees. Notwithstanding any other provision of this Agreement, you agree that, during the Restricted Period, you will not at any time or in any manner, either directly or indirectly, either on your behalf or on behalf of any person (other than the Diamondback Group), recruit, solicit, hire, divert or otherwise encourage or attempt to recruit, solicit, hire, divert or otherwise encourage any officer or employees or agents of any Diamondback Company to enter into any employment, consulting or advisory arrangement or contract with or to perform any services for or on your behalf or on behalf of any person (other than the Diamondback Group), or to enter into any kind of business with you or any other person, including, without limitation, any Restricted Business.

(g)    Non-Disparagement. You agree not to make public statements, negative comments or otherwise disparage any Diamondback Party or any Diamondback Party’s officers, directors, employees, agents, shareholders or other equity holders in any manner harmful to them or their business, business reputation or personal reputation. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) and will not prevent you from responding publicly to incorrect, disparaging or derogatory public statements to the extent necessary to correct or refute such public statement.
(h)    Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), you agree that while employed by any Diamondback Company and for twelve (12) months thereafter, you will provide reasonable assistance to any Diamondback Party and their respective representatives in defense of any claims that may be made against any Diamondback Party and will assist any Diamondback Party in the prosecution of any claims that may be made by any Diamondback Party, to the extent that such claims relate to the period of your employment with a Diamondback Company. You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against any Diamondback Party. You also agree to promptly inform the Company (to the extent legally permitted to do so) if you are asked to assist in any investigation of any Diamondback Party (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against any Diamondback Party with respect to such investigation. Upon presentation of appropriate documentation, the Company will pay or reimburse you for all reasonable out-of-pocket expenses incurred by you in complying with this Section 7(h). If at the time of compliance you are no longer an employee, officer or director (or functional equivalent) of any Diamondback Company, the Company will provide a reasonable per diem to you.
8.    Interpretation, Enforcement and Construction.
(a)    Equitable Relief. With respect to the covenants contained in Sections 6 and 7 of this Agreement, you agree that any remedy at law for any breach of said covenants may be inadequate and that the Company will be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder or any other relief a court might award. In the event of a violation by you of Section 6 or Section 7 hereof, any compensation being paid to you pursuant to this Agreement or otherwise will immediately cease, and any Base Salary previously paid to you after termination of your employment will be immediately repaid to the Company. The amount of any earned Base Salary paid for the period prior to termination of your employment will be retained by you.
(b)    Reformation. The agreements made in Sections 6 and 7 are material inducements for you to enter into this Agreement and the Company would not have made this Agreement with you without such assurances. You understand and agree that the geographic area applicable to Section 6 is based on the nature of the products and services provided by the Diamondback Group and the broad distribution of their customers, and that the limitations set forth therein are reasonable in geographic area and time and necessary for the protection of the Diamondback Group and its goodwill. However, if any court determines that the time, geographic area or scope of activity of any restriction contained in Section 6 is unenforceable, it is our intention that such limitation set forth herein will not be terminated but will be amended to the extent required to render it valid and enforceable. A court hearing any such dispute is empowered and authorized by the parties to reform this Agreement to the maximum time, scope or geographic limitations permitted by applicable law.
9.    Earlier Termination. Your employment will terminate prior to the expiration of the Term on any of the following terms and conditions:
(a)    Death or Disability. Your employment will terminate automatically on the date of your death or immediately upon the Company’s sending you a notice of termination for “Disability,” which means your inability to perform your duties hereunder for ninety (90) consecutive days or one hundred twenty (120) days (whether or not consecutive) during any period of three hundred sixty-five (365) consecutive days by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Upon termination of your employment for death or Disability pursuant to this Section 9(a), the Company’s sole obligations to you, in addition to any obligations under the terms of any outstanding equity awards, will be, subject to your compliance with the provisions of Sections 6 and 7 hereof, to pay the Severance Pay (as defined in Section 9(c)), which will be paid as and when such amounts would have been due had your employment continued. Any obligations pursuant to this Section 9(a) will be contingent on and subject to the release condition specified in Section 9(c) below.
(b)    Resignation Not for Good Reason; Termination for Cause. Your employment will terminate (x) no less than thirty (30) days after you send the Company written notice of resignation or (y) immediately upon the Company’s sending you written notice terminating your employment hereunder for Cause (as defined below), and you and the Company will have no further obligations hereunder other than your obligations under Sections 6 and 7 hereof and the Company’s obligation to pay you any of your accrued but unpaid Base Salary through the date of termination. “Cause” means (A) your willful and knowing refusal or failure (other than during periods of illness, physical or mental incapacity) to perform your duties in any material respect under this Agreement; (B) your willful misconduct or gross negligence in the performance of your duties; (C) your material breach of this Agreement, any other agreement entered into by you related to the Company or its affiliates, or any Company or Diamondback Group policy (including any applicable code of conduct); (D) your breach of Sections 6 or 7 of this Agreement; (E) your conviction of, entry of a guilty plea or a plea of nolo contendere to any criminal act that constitutes a felony or involves, fraud, dishonesty, or moral turpitude; (F) your indictment for any felony involving embezzlement or theft or fraud; (G) your filing of a voluntary petition in bankruptcy or your consent to an involuntary petition in bankruptcy (or your failure to vacate, within ninety (90) days of the entry thereof, any order approving an involuntary petition in bankruptcy) or the entry of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating you as bankrupt or insolvent or the appointment of a receiver, trustee, or liquidator of all or a substantial part of your assets, and such order, judgment or decree’s continuing unstayed and in effect for any period of ninety (90) days; (H) your dishonesty in connection with your responsibilities as an employee; or (I) your failure to comply with any lawful directive of the Board after five (5) business days’ written notice to you thereof. If you terminate your employment pursuant to clause (x) of the preceding sentence, the Company will be entitled to accelerate the effectiveness of the termination of your employment to whatever time and date as it may designate in writing to you in its sole discretion.
(c)    Resignation for Good Reason; Termination Without Cause. Your employment will terminate (x) immediately upon the Company’s sending you written notice terminating your employment hereunder without Cause for any reason or for no reason or (y) at the end of the Term if the Company sends you written notice of its election not to extend or renew your employment pursuant to Section 1 (the events in (x) and (y) are collectively referred to as a “No Cause Termination”) or upon your resignation in the event of any (i) material breach by the Company hereunder, (ii) relocation of your principal office more than 25 miles outside of Midland, Texas or (iii) material diminution in your position, duties or authority, which in either case is not cured within thirty (30) business days after written notice thereof by you to the Board (which notice must be provided by you to the Company within 90 days following the initial occurrence of such event) and an opportunity to cure within the notice period (collectively, “Good Reason Resignation”). Any termination on account of a Good Reason Resignation must occur within two years following the initial occurrence of such event. Upon any such No Cause Termination or Good Reason Resignation, as the case may be, the Company’s sole obligation(s) to you, in addition to any obligations under the terms of any outstanding equity awards, will be in the case of a No Cause Termination or your Good Reason Resignation under this Section 9(c), to (A) pay you an amount equal to 200% of your monthly Base Salary each month for a period equal to the greater of 24 months after such termination or the number of months in the remaining Term prior to such termination, and (B) the Company will pay 100 percent of the premiums to continue Executive’s and any of Executive’s surviving spouse’s and eligible dependents’ group health plan continuation coverage under COBRA (provided that such individuals are qualified beneficiaries who are eligible and timely elect COBRA continuation coverage) until the earlier of eighteen (18) months after Executive’s termination of employment and the first date that Executive and Executive’s spouse or eligible dependents are covered under another employer’s program or the Company is no longer obligated to offer COBRA continuation coverage to any such qualified beneficiary, provided that the Company is providing such qualified beneficiaries with group health plan coverage at the time of Executive’s termination of employment (clauses (A) and (B) collectively, the “Severance Pay”). Notwithstanding the foregoing, if the payment of such COBRA continuation premiums by the Company would cause the imposition of any excise tax on the Company under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, including without limitation, Section 9815(b) of the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Affordable Care Act, Section 2716 of the Public Health Service Act or other applicable law, the parties agree to negotiate in good faith an alternative arrangement for providing such benefits in an economically neutral manner which does not cause the imposition of such excise tax, and if reasonably determined by the Company’s counsel or accountants that such economically neutral alternative arrangement is not viable, then no such premium payment will be due or be made on behalf of Executive or Executive’s surviving spouse and eligible dependents. Any such Severance Pay payments will be subject to your continued compliance with the provisions of Sections 6 and 7 hereof and your (or your estate or authorized representative, as applicable) executing (and not revoking) a full general release in a form as requested by the Company, releasing all claims, known or unknown, that you may have against any Diamondback Party, their officers, directors, employees and agents, arising out of or any way related to your employment or termination of employment with the Company. Payments provided under this Section 9(c) will be in lieu of any termination or severance payments or benefits for which you may be eligible under any of the plans, policies or programs of the Company or its affiliates or under the WARN Act or any similar state statute or regulation. If you accept other employment or engage in your own business prior to the last date of the Term, you must promptly notify the Company.
(d)    Termination Following a Change in Control. In the event a No Cause Termination or a Good Reason Resignation occurs within 24 months after the occurrence of a Change in Control (as defined in the Diamondback Energy, Inc. 2012 Equity Incentive Plan or any successor plan) and such Change in Control is a “change in control event” within the meaning of Treas. Regs. §1.409A-3(i)(5)(i), in lieu of the Severance Pay under Section 9(c) above and in addition to any obligations under the terms of any outstanding equity awards, the Company will pay you a lump sum amount equal to 200% of your monthly Base Salary multiplied by the greater of 24 months or the number of months in the remaining Term prior to such termination and will continue to pay Executive’s and any of Executive’s surviving spouse’s and eligible dependents’ group health plan continuation coverage premiums under COBRA subject to and in accordance with the terms of clause (B) of Section 9(c) (collectively, the “Change in Control Severance Pay”); provided that any such Change in Control Severance Pay payment will be subject to your continued compliance with the provisions of Sections 6 and 7 hereof and your (or your estate or authorized representative, as applicable) executing (and not revoking) a full general release in a form as requested by the Company, releasing all claims, known or unknown, that you may have against any Diamondback Party, their officers, directors, employees and agents, arising out of or any way related to your employment or termination of employment with the Company. Payments provided under this Section 9(d) will be in lieu of any termination or severance payments or benefits for which you may be eligible under Section 9(c) (other than the group health plan COBRA continuation coverage premiums under clause (B)) or under any of the plans, policies or programs of the Company or its affiliates or under the WARN Act or any similar state statute or regulation. If you accept other employment or engage in your own business prior to the last date of the Term, you must promptly notify the Company.
(e)    “At-Will” Employment. Any continued employment with the Company during and after the Term is “at-will,” meaning you have the right at any time, and for any reason or no reason, to terminate your employment with or without notice, and the Company has the same right. You understand and agree the Company will not be obligated to continue your employment prior to the expiration of the Term. Any continuation of employment after the Term will be on such terms and conditions as the Company then offers in its discretion.
(f)    No Other Obligation. Except as specifically set forth in Sections 9(a), 9(c) and 9(d) above, upon termination of your employment under this Agreement, the Company’s obligations hereunder will cease and neither the Company nor, for the avoidance of doubt, any other Diamondback Company, will have any further obligations to you whatsoever.

10.    Representation and Warranty. You represent that you do not have any contractual or other obligations that would conflict with your employment by the Company. In particular, you represent that you are not bound by any agreement, understanding or other obligation with or to any person or entity (including, without limitation, any confidentiality, non-competition or non-solicitation agreement) that prohibits you from accepting or continuing your employment by the Company and fully performing all of your duties for the Company. You also acknowledge that it is the Company’s policy to respect the legal rights of others to protect their confidential information. You therefore represent that you have not taken or retained any confidential information (or other property) belonging to a prior employer and will not use or disclose any such confidential information in connection with your work for the Company. Any inaccuracy of any of the statements set forth in this Section 10 will constitute “Cause” for purposes of this Agreement, in which event the Company will be entitled to terminate your employment under Section 9(b) above with the effect set forth therein.
11.    Dealings with Related Parties. You will not engage in any dealings on behalf of any Diamondback Company with any party in which you or any person or entity affiliated with you, or members of your or their respective immediate families, has a financial interest, without first disclosing same to the Compensation Committee or the Board in a writing specifically describing the nature of the interest and obtaining the Company’s prior written approval.
12.    Entire Agreement; Modification. This Agreement constitutes the full and complete understanding of the parties with respect to your employment arrangements with the Company and any of its affiliates and will, on the Effective Date, supersede all prior employment agreements and writings between you, on the one hand, and the Company or any other Diamondback Company (or any of their respective predecessors), on the other hand, with respect to your employment arrangements with the Company or any of its affiliates (the “Prior Agreements”). No representations, inducements, promises, agreements or understandings, oral or otherwise, have been made by either party to this Agreement, or anyone acting on behalf of either party, which are not set forth herein, and any others are specifically waived. This Agreement may not be amended or modified in any manner nor may any of its provisions be waived except by written amendment executed by the parties. A waiver, modification or amendment by a party will only be effective if (a) it is in writing and signed by the parties, (b) it specifically refers to this Agreement and (c) it specifically states that the party is waiving, modifying or amending its rights hereunder. Any such amendment, modification or waiver will be effective only in the specific instance and for the specific purpose for which it was given.
13.    Severability. The terms and provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof will not affect the validity or enforceability of any one or more of the other provisions hereof. In the event any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction, as to such jurisdiction, will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and the parties agree the conflicting term or provision will be modified to conform.

14.    Notices. All notices and other communications given or made pursuant to this Agreement will be in writing and will be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt, if to you, to your residence, email or facsimile, as applicable, as listed in the Company’s records, and if to the Company, Diamondback E&P LLC, 14301 Caliber Drive, Suite 300, Oklahoma City, Oklahoma 73134, attention of General Counsel.
15.    Assignability; Binding Effect. This Agreement will not be assignable by you without the written consent of the Board. Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void. This Agreement will be binding upon and inure to the benefit of you, your legal representatives, heirs and distributees, and will be binding upon and inure to the benefit of the Company, its affiliates and its and their respective successors and assigns, including, without limitation, those by asset assignment, stock sale, merger, consolidation or other reorganization (each a “Permitted Assignee”). The Company will have the right to assign its rights and obligations under this Agreement to any Permitted Assignee and will give you written notice of any such assignment.
16.    Governing Law; Venue; Waiver of Trial by Jury.
(a)    This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the internal laws of the State of Texas without giving effect to any choice of law or conflicts of law rules or provisions thereof.
(b)    Each party irrevocably agrees that any action or proceeding involving any dispute or matter arising under this Agreement may only be brought in the federal courts of the State of Texas, or if such court does not have jurisdiction or does not accept jurisdiction, in any court of general jurisdiction in the State of Texas. All parties hereby irrevocably consent to the exclusive jurisdiction by any such court with respect to any such proceeding and hereby irrevocably waive, and agree not to assert, by way of motion, as a defense, counterclaim or otherwise (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than by failure to lawfully serve process, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts, and (iii) to the fullest extent permitted by applicable law, that (x) the action or proceeding is brought in an inconvenient forum, (y) the venue of such action or proceeding is improper and (z) this Agreement or the subject matter thereof may not be enforced in or by such courts.
(c)    To the extent not prohibited by applicable law, each party to this Agreement hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), its respective right to a jury trial of any permitted claim or cause of action arising out of this Agreement, any of the transactions contemplated hereby, or any dealings between any of the parties hereto relating to the subject matter of this Agreement or any of the transactions contemplated hereby. The scope of this waiver and covenant is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement or any of the transactions contemplated hereby, including, contract claims, tort claims and all other common law and statutory claims. This waiver and covenant is irrevocable and will apply to any subsequent amendments, supplements or other modifications to this Agreement.
17.    Prevailing Party Expenses. In the event that litigation or other legal action is instituted between you and the Company or any of its affiliates to enforce the rights under this Agreement, the successful party in such litigation or other legal action will be entitled to reimbursement from the unsuccessful party in such litigation or other legal action of all reasonable fees, costs and expenses (including court costs and reasonable attorneys’ fees) incurred by such successful party in connection with such litigation or other legal action.
18.    Third Party Beneficiaries. The Diamondback Parties and their successors and assigns, as express third party beneficiaries of this Agreement, will be entitled, in their sole and absolute discretion, to enforce any of the provisions hereof from time to time, including, but not limited to, the restrictions set forth in Sections 6 and 7 of this Agreement.
19.    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
20.    Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
21.    Review of this Agreement. You acknowledge that you have (a) carefully read this Agreement, (b) consulted with independent counsel with respect to this Agreement and (c) entered into this Agreement of your own free will.
22.    Survival. The obligations of Sections 6, 7, 8, 14, 16 and 17 will expressly survive any expiration or termination of this Agreement.
23.    Background Verification. You hereby authorize the Company to conduct one or more Background Verifications during your employment. “Background Verification” includes, without limitation, information regarding your employment and other experience, educational background and any criminal, credit or regulatory history. You further authorize, without reservation, any law enforcement agency, administrator, court, governmental body, federal or provincial agency, institution, school or university (public or private), information service bureau, employer or insurance company contacted by the Company or any agent of the Company to furnish the information set forth in the preceding sentence as part of the employment application process. You hereby consent to and understand that the Company will only use the information collected for the purposes of (if and as applicable) establishing or continuing your employment, including without limitation, evaluating your employment application, determining employment eligibility under the Company’s employment policies, assessing property and business risks to the Company, and otherwise as may be permitted or required by law. You authorize and consent to the release of records obtained through such checks to the authorized representatives of the Company or its agents, and to the Company’s affiliates, for the purposes described above. You acknowledge and agree that any information relating to a Background Verification may be shared with any Diamondback Party and stored on the respective servers.
24.    Code Section 409A and Other Tax Considerations.
(a)    Deferred Compensation Exceptions. Payments under this Agreement will be administered and interpreted to maximize the short-term deferral exception to and the involuntary separation pay exception under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”). The portion of any payment under this Agreement that is paid within the short-term deferral period (within the meaning of Code Section 409A and Treas. Regs. §1.409A-1(b)(4)) or that is paid within the involuntary separation pay safe harbor (as described in Code Section 409A and Treas. Regs. §1.409A-1(b)(9)(iii)) will not be treated as nonqualified deferred compensation and will not be aggregated with other nonqualified deferred compensation plans or payments.
(b)    Separate Payments and Payment Timing. Any payment or installment made under this Agreement and any amount that is paid as a short-term deferral, within the meaning of Treas. Regs. §1.409A-1(b)(4), will be treated as separate payments. Employee will not, directly or indirectly, designate the taxable year of a payment made under this Agreement. Payment dates provided for in this Agreement will be deemed to incorporate grace periods that are treated as made upon a designated payment date within the meaning of Code Section 409A and Treas. Regs. §1.409A-3(d).
(c)    General 409A Provisions. If for any reason, the short-term deferral or involuntary separation pay plan exception is inapplicable, payments and benefits payable to Employee under this Agreement are intended to comply with the requirements of Code Section 409A. To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement will be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A of the Code). The Company does not guaranty or warrant the tax consequences of this Agreement and, except as specifically provided to the contrary in this Agreement, Employee will, in all cases, be liable for any taxes due as a result of this Agreement. Neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold you harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. Employee acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.
(i)    If Employee or the Company determines that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Employee and the Company agree to amend this Agreement, or take such other actions as Employee and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code, the Treasury Regulations thereunder (and any applicable relief provisions) while preserving the economic agreement of the parties. If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision will not be effective and will be null and void with respect to such payments or benefits, and such provision will otherwise remain in full force and effect.
(ii)    All payments considered nonqualified deferred compensation under Section 409A and the regulations thereunder will be made on the date(s) provided herein and no request to accelerate or defer any payment under this Section will be considered or approved for any reason whatsoever, except as permitted under Section 409A. The Severance Pay or Change in Control Severance Pay payments will commence on the first payroll date that is on or after the eighth day following receipt by the Company of Employee’s executed release (and, in the case of the Change in Control Severance Pay be paid in one lump sum on such date); provided, however, if the Base Salary continuation payments are deferred compensation subject to Code Section 409A and if the period during which Employee has discretion to execute or revoke the release straddles two taxable years of Employee, then the Company will commence the Base Salary continuation payments in the second of such taxable years. Notwithstanding the foregoing, subject to the release requirement, the Base Salary continuation payments will in all events be paid no later than 60 days following Executive’s termination of employment, regardless of which taxable year Executive actually delivers the executed Release to the Company. Once such Base Salary continuation payments commence, the first installment thereof will include all amounts that would have been paid had such payments commenced on the first payroll date occurring on or after the termination of employment date. Executive may not, directly or indirectly, designate the calendar year of the commencement of any payment hereunder. Notwithstanding the foregoing, amounts payable hereunder which are not nonqualified deferred compensation, or which may be accelerated pursuant to Section 409A, such as distributions for applicable tax payments, may be accelerated, but not deferred, at the sole discretion of Company.
(iii)    All references in this Agreement to termination of employment or termination mean Employee’s “separation from service” as that term is defined in Section 1.409A-1(h) of the Treasury Regulations.
(iv)    All reimbursements and in-kind benefits provided under this agreement that constitute deferred compensation within the meaning of Section 409A of the Code will be made or provided in accordance with the requirements of Section 409A of the Code, including that (i) in no event will reimbursements by the Company under this agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that you submit an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) may not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) your right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event will the Company’s obligations to make such reimbursements or to provide such in-

kind benefits apply later than your remaining lifetime or, if longer, through the 20th anniversary of the Effective Date.
(d)    Specified Employee Status. If Employee is a specified employee (within the meaning of Code Section 409A) on the date of separation from service, any payments made with respect to such separation from service under this Agreement, and other payments or benefits under this Agreement that are subject to Section 409A of the Code, will be delayed in order to comply with Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits will be paid or distributed to you during the five-day period commencing on the earlier of: (i) the expiration of the six-month period measured from the date of your separation from service, or (ii) the date of your death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 24(d) will be paid to Employee (or Employee’s estate, in the event of Employee’s death) in a lump sum payment. Any remaining payments and benefits due under the Agreement will be paid as otherwise provided in the Agreement.
(e)    Withholding Taxes. To the extent any payments under this Agreement are wages subject to income and employment tax withholding, the Company has the right to withhold or otherwise require Executive to pay to the Company the amount of any taxes that the Company may be required to withhold before delivery of such payment to Executive.
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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officers, as of the day and year first above written.

DIAMONDBACK E&P LLC

Date:	April 24, 2014	By:	/s/ Steven E. West

EMPLOYEE

Date:	April 22, 2014	By:	/s/ Travis D. Stice
Travis Stice, in his individual capacity

Diamondback E&P LLC & Travis Stice Employment Agreement Signature Page